UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 24, 2010

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (415)-946-8828

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On August 24, 2010, the Company entered into a new Employment Agreement with Mark Scott, the Company's Chief Financial Officer, which replaces his Employment Agreement dated August 24, 2009.

Mark Scott's Employment Agreement ("Scott Agreement") has a one year term beginning on August 24, 2010, and shall automatically renew for an additional one-year period unless written notice is provided by either the Company or the Executive to the other party within ninety (90) days of the first anniversary of the Effective Date. The Company will pay Mr. Scott an annual base salary of $125,000, and will provide for participation in the Company's benefit programs available to other senior executives (including group insurance arrangements). Also under the Scott Agreement, Mr. Scott will be eligible to receive discretionary performance bonuses of $10,000 per quarter and additional bonuses in the event the Company reaches certain performance measures and/or milestones established by the Compensation Committee of the Board or the entire Board. If Mr. Scott's employment is terminated without Cause (as defined in the Scott Agreement), Mr. Scott will be entitled to a payment equal to one year's annual base salary paid at the Company's discretion in a lump sum or over the next year.

The Board of Directors awarded Mr. Scott an option to purchase 1,000,000 shares of the Company's common stock. The awards were granted at the fair market price of $0.0173 per share based on the adjusted closing price on August 16, 2010, the date the Compensation Committee approved the option. In accordance with the 2007 Stock Incentive Plan, the stock option vests quarterly over three years and expires on August 15, 2020.

The Scott Agreement will be included as an exhibit to Form 10-Q for the three months ended September 30, 2010.

The Compensation Committee approved the appointment of Ryuhei Senda, a Company Director, as Japan country manager. His annual compensation is $96,000 per year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: August 24, 2010

By:	/s/ Mark Scott Mark Scott Chief Financial Officer